                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form F-1 of our reports dated 20 December, 2000, 25 January, 2001 and 29 June, 2001 relating to the UK GAAP financial statements and financial statement schedules of Galen Holdings PLC, the US GAAP financial statements of Galen Holdings PLC and the Historical Statements of Net Sales and Product Contribution of the Estrace tablets product of Bristol-Myers Squibb respectively, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

         /s/ PRICEWATERHOUSECOOPERS
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Chartered Accountants and Registered Auditors

Belfast
Northern Ireland
29 June, 2001